Exhibit 99.1

FOR Release 7:30 AM Eastern on August 20, 2024

Gryphon Acquires Ultra Low-Cost Power Mining Operations at ~$0.01/kWh

Gryphon Takes First Step in Low-Cost Power Plan

Las Vegas, NV — August 20, 2024 -- Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”) a bitcoin mining company that is focused on low-cost, efficient operations with an ESG focus is proud to announce its first step in its low-cost power pipeline plans.

Key highlights:

●	Ultra low-cost power: Power purchase agreements with per kilowatt hour costs averaging around ~1 cent
●	Operating asset: Up to 2.9 megawatts (“MW”) of currently running operations equipped with 59 PH/s of bitcoin mining machines
●	Immediately Accretive: Depending on usage, management believes that these low-cost power assets can generate around $1M in annual revenue
●	Flexibility: Low-cost power is expected to provide the Company with flexibility to take advantage of different opportunities that include bitcoin mining, high performance computing, and machine hosting.
●	Environmental Stewardship: The use of flare gas provides for lower carbon emissions through the use of a waste product that would have otherwise been flared into carbon emissions.
●	+500 MW power pipeline: Gryphon continues to evaluate a pipeline of similar low-cost opportunities for potentially +500 MW

Gryphon is excited to announce that it has entered into an agreement to acquire up to 2.9 MW of bitcoin mining operations powered by ultra low-cost electricity in the $0.01/kWh range. The operations are located in Louisiana and come fully equipped with assets, including gas power generators, containers, and 59 PH/s of bitcoin miners. At a cost of $1.5 million that can be funded by existing working capital, the acquisition is expected to be immediately accretive as it will generate free cash flow on day one.

“We believe that this acquisition of ultra low-cost power is our first step along an identified path of over 500 MW of similar low-cost power generation opportunities,” remarked Rob Chang, CEO of Gryphon. “The current post halving world is requiring bitcoin miners to secure low-cost power in order to thrive in an increasing global hashrate environment. With the acquisition of this ~1 cent power asset and future power generation assets with similar costs, we believe Gryphon will enhance its position as a leading low-cost operator with a competitive advantage in a key cost aspect of the bitcoin mining business.”

“We are particularly excited about the opportunities ultra low-cost power can afford us,” continued Mr. Chang. “we expect that low-cost power will allow for the possibility of greater margins using state of the art mining equipment or enabling return on investment on cheaper machines that are not economically viable at higher cost operations. Other possibilities include hosting services or providing high performance computing operations.”

Expanding our Environmental Stewardship

The acquisition of flare gas operations also signifies an exciting expansion of Gryphon’s environmental leadership. On top of utilizing a 100% independently certified hydro-powered facility located in the northeastern U.S., Gryphon is contributing to the removal of carbon emissions through the usage of flare gas operations. Flare gas is typically a byproduct of oil extraction and is often burned off (“flared”) to prevent it from being released directly into the atmosphere. When Bitcoin miners use this otherwise wasted gas as an energy source, they effectively reduce the amount of gas flared, thereby lowering carbon emissions that would have been released. This practice helps mitigate environmental impact by turning a waste product into a productive energy source.

Conference Schedule:

●	H.C. Wainwright 26th Annual Global Investment Conference in New York, NY on September 9th – 11th
●	LD Micro Main Event XVII in Los Angeles, CA on October 28th – 30th

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin space dedicated to helping bring digital assets onto an environmentally responsible energy grid. With a talented leadership team coming from globally recognized brands, Gryphon is assembling thought leaders to improve digital asset network infrastructure. Its Bitcoin mining operation in the northeastern US was recently independently certified as 100% carbon-neutral and the company is also pursuing a carbon-negative strategy. More information is available on https://gryphondigitalmining.com/.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024.

INVESTOR CONTACT:

Name: James Carbonara

Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com